SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amendment to Amended and Restated Credit Agreement (this "Amendment Agreement") is dated as of June 23, 2009 by and among Lower Lakes Towing Ltd., Lower Lakes Transportation Company, Grand River Navigation Company, Inc., the other Credit Parties signatory hereto, the other Lenders signatory hereto and General Electric Capital Corporation, as Agent.

W I T N E S S E T H :

WHEREAS, the Credit Parties, the lenders party thereto, and the Agent entered into that certain Amended and Restated Credit Agreement dated as of February 13, 2008 and amended as of June 24,2008 (the "Credit Agreement");

WHEREAS, the Lenders and the Agent have agreed to further amend the Credit Agreement to effect certain changes thereto requested by the Credit Parties as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement, as amended hereby.

2.             Amendments to Credit Agreement.  The Credit Agreement is hereby amended as follows:

2.1.          Section 1.1(a)(ii) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(ii)           For the period from April 1 through July 31 of each calendar year, the Cdn. Revolving Lenders shall establish (on a several and not joint or joint and several basis) in favor of Lower Lakes a seasonal overadvance revolving credit facility (the "Cdn. Seasonal Facility") which shall be subject to the terms contained herein that are applicable to the Cdn. Revolving Loan.  For greater certainty, the Cdn. Seasonal Facility is a sub facility of the Cdn. Revolving Credit Facility and shall not be subject to the limits of the Cdn. Borrowing Base but shall be subject to the Cdn. Maximum Amount.  The Cdn. Seasonal Facility shall be in an amount not to exceed (all as determined in Cdn. Dollars using, where applicable, the Cdn. Dollar Equivalent Amount) the lesser of: (A) US $10,000,000 less the principal amount outstanding under the US Seasonal Facility, or (B)  75% of the aggregate Fair Market Value of the Cdn. Vessels owned by the Cdn. Credit Parties and the US Owned Vessels less the aggregate of (i) the principal amount outstanding under the Cdn. Term Loan, the principal amount outstanding under the US Term Loan and the principal amount outstanding under the Engine Term Loan, (ii) the aggregate amount of the obligations secured by Liens attaching to the Cdn. Vessels and the US Owned Vessels that have priority to the Liens securing the Obligations, and (iii) the principal amount outstanding under the US Seasonal Facility; provided, that if Lower Lakes has certified to the Agent in the applicable Cdn. Notice of Revolving Credit Advance that the all or a portion of the proceeds of the related Cdn. Revolving Credit Advance will be directly applied to pay any obligation described in clause (ii) above, then such obligation will not be counted in determining availability for such Advance.  The aggregate of all Cdn. Revolving Credit Advances (including Advances under the Cdn. Seasonal Facility) shall at no time exceed the Cdn. Maximum Amount.

2.2.           Section 1.1(c)(ii) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(ii)           For the period from April 1 through July 31 of each calendar year, the US Revolving Lenders shall establish (on a several and not joint or joint and several basis) in favor of LLTC a seasonal overadvance revolving credit facility (the "US Seasonal Facility") which shall be subject to the terms contained herein that are applicable to the US Revolving Loan.  The  amount outstanding under the US Seasonal Facility shall be in an amount not to exceed (all as determined in US Dollars using, where applicable, the US Dollar Equivalent Amount) the lesser of: (A) US $10,000,000 less amounts outstanding under the Cdn. Seasonal Facility, or (B) 75% of the aggregate Fair Market Value of the Cdn. Vessels owned by the Cdn. Credit Parties and the US Owned Vessels less the aggregate of (i) the principal amount outstanding under the Cdn. Term Loan, the principal amount outstanding under the US Term Loan and the principal amount outstanding under the Engine Term Loan, (ii) the aggregate amount of the obligations secured by Liens attaching to the Cdn. Vessels and the US Owned Vessels that have priority to the Liens securing the Obligations, and (iii) amounts outstanding under the Cdn. Seasonal Facility; provided, that if LLTC has certified to the Agent in the applicable US Notice of Revolving Credit Advance that the all or a portion of the proceeds of the related US Revolving Credit Advance will be directly applied to pay any obligation described in clause (ii) above, then such obligation will not be counted in determining availability for such Advance.  The aggregate principal amount of all US Revolving Credit Advances (including Advances under the US Seasonal Facility) shall at no time exceed the US Maximum Amount.

2.3.           Section 6.7 of the Credit Agreement is hereby amended by deleting therein to "US$300,000" and replacing it with a reference to "US$500,000".

2.4.           Annex A to the Credit Agreement is hereby amended by deleting the definitions of Capital Expenditures, EBITDA, Fixed Charge Coverage Ratio, Fixed Charges, Funded Debt and Working Capital in their entirety and replacing them with the following:

"Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP; provided, that for the purposes of paragraphs (a) and (d) of Annex G, (i) any proceeds in excess of $15,000,000 arising in respect of either the warrant exercise program of Rand or other capital securities issued by Rand which are contributed to LLTC and applied thereby to reduce the outstanding balance of the US Revolving Credit Facility shall be deducted from Capital Expenditures in the year in which such amounts are so applied and (ii) Capital Expenditures shall include both paid and accrued amounts, including such amounts relating to dry dock expenses.

"EBITDA" means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) depreciation and amortization for such period, (iv) amortized debt discount for such period, (v) non-cash deferred transaction costs incurred as of the Original Closing Date with respect to the transactions contemplated by the Original Credit Agreement not to exceed $1,000,000 in the aggregate, (vi) any non-cash (valuation) losses that have not been deducted in determining consolidated net income (including losses on interest rate swap contract valuations, write-offs of intangible assets to fair value, write-offs of goodwill to fair value and valuation allowances for deferred taxes), in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, (vii) any non-cash lease deferrals in such period and (viii) the amount of any deduction to consolidated net income as the result of any grant of any Stock to any member of the management or director of such Person, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication.  For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was amalgamated or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or amalgamation or as a transferee of its assets, any earnings of such successor prior to such consolidation, amalgamation or transfer of assets; (9) any fees and out-of-pocket expenses incurred in connection with the Second Amendment to Amended and Restated Credit Agreement dated as of June 23, 2009; and (10) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any fiscal period, the ratio of EBITDA less Capital Expenditures (excluding Capital Expenditures financed through specifically arranged financings approved of by the Lenders in writing) to Fixed Charges; provided, that for calculations made as of the end of each Fiscal Year, Capital Expenditures incurred in the first Fiscal Quarter of such Fiscal Year shall not be deducted from EBITDA.

"Fixed Charges" means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) Taxes paid in cash with respect to such fiscal period (excluding franchise taxes paid which are accounted for as a general and administrative expense and are included in EBITDA), plus (d) dividends paid in cash in such period in respect of the Preferred Equity.

"Funded Debt" means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of the Borrowers, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons, but excluding the guaranty by LLTC of the Funded Debt of Voyageur Maritime Trading Inc.

"Working Capital" means, on a consolidated basis, Parent and its Subsidiaries' assets (excluding cash balances, interest rate swap valuation assets and deferred income tax assets) less current liabilities (excluding Revolving Loan Advances, interest rate swap valuation liabilities, liabilities converted to equity and deferred income tax liabilities).

2.5.           Annex G to the Credit Agreement is hereby amended by deleting paragraphs (a) and (c) thereof in their entirety and replacing them with the following:

(a)           Minimum Fixed Charge Coverage Ratio.  Rand shall have on a consolidated basis, (i) for the fiscal year to date periods then ended as of June 30, 2008, September 30, 2008, and December 31, 2008, a Fixed Charge Coverage Ratio for such fiscal year to date period then ended of 2.90:1.00, 2.75:1.00 and 2.45:1.00, respectively and (ii) at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than the following:

Period	Ratio
June 30, 2009 through December 31, 2011	1.10:1.0
March 31, 2012 through December 31, 2012	1.15:1.0
March 31, 2013 and for each Fiscal Quarter ending thereafter	1.20:1.0

(c)           Maximum Senior Funded Debt to EBITDA Ratio.  Rand shall have on a consolidated basis, at the end of each Fiscal Year set forth below, a Senior Funded Debt to EBITDA Ratio as of the last day of such Fiscal Year and for the 12-month period then ended of less than the following:

Fiscal Years	Ratio
Fiscal Year 2010	3.50:1.0
Fiscal Year 2011	3.20:1.0
Fiscal Year 2012 and each Fiscal Year ending thereafter	3.00:1.0

3.             Conditions to Effectiveness.  The effectiveness of this Amendment Agreement is expressly conditioned upon the execution of this Agreement by the Credit Parties, the Agent and each Lender and the satisfaction of the following conditions:

(a)           Reaffirmation.  Each Credit Party shall have executed and delivered the Reaffirmation of Guaranty in the form of Exhibit A attached hereto.

(b)           Amendment Fee.  The Borrowers shall have paid the Agent an amendment fee of  0.50% times the aggregate Commitments, to be paid ratably among the Lenders.

(c)           Other Documents.  The Borrowers shall provide such other documents, instruments and agreements as the Agent may reasonably request.

4.             Representations and Warranties of the Credit Parties.

4.1.           Each of the Credit Parties represents and warrants that the execution, delivery and performance by each of the Credit Parties of this Amendment Agreement and the documents and instruments delivered in connection therewith have been duly authorized by all necessary corporate action and that this Amendment Agreement is a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as the enforcement thereof may be subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

4.2.           Each of the Credit Parties hereby certifies that each of the representations and warranties contained in the Credit Agreement and the other Loan Documents (as amended through the date hereof) is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

5.             Reference to and Effect on the Credit Agreement.

5.1.           Upon the effectiveness of this Amendment Agreement, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import and each reference to the Credit Agreement in each Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

5.2.           Except as specifically amended above, all of the terms, conditions and covenants of the Credit Agreement and the other Loan Documents shall remain unaltered and in full force and effect and shall be binding upon the Credit Parties in all respects and are hereby ratified and confirmed.

5.3.           The execution, delivery and effectiveness of this Amendment Agreement shall not operate as a waiver of (a) any right, power or remedy of any Lender or the Agent under the Credit Agreement or any of the other Loan Documents, or (b) any Event of Default or Default under the Credit Agreement.

6.             CHOICE OF LAW.  THIS AMENDMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

7.             Execution in Counterparts.  This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.             Headings.  Section headings in this Amendment Agreement are included herein for convenience of reference only and shall not constitute a part of this Amendment Agreement for any other purposes.

[signature page follows]

IN WITNESS WHEREOF, the Credit Parties, the Agent and the Lenders have executed this Amendment Agreement as of the date first above written.

LOWER LAKES TOWING LTD.

By:	/s/ Scott Bravener

Title:	President

LOWER LAKES TRANSPORTATION COMPANY

By:	/s/ Scott Bravener

Title:	President

GRAND RIVER NAVIGATION COMPANY, INC.

By:	/s/ Laurence S. Levy

Title:	Vice President

RAND LOGISTICS, INC.

By:	/s/ Joseph W. McHugh, Jr.

Title:	Chief Financial Officer

RAND LL HOLDINGS CORP.

By:	/s/ Laurence S. Levy

Title:	President

RAND FINANCE CORP.

By:	/s/ Joseph W. McHugh, Jr.

Title:	Treasurer

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, L/C Guarantor, Documentation Agent and Lender

By:	/s/ Joseph Tunney

Title:	Duly Authorized Signatory

NATIONAL CITY BANK, as Co-Syndication Agent and Lender

By:

Title:

NATIONAL CITY BANK, CANADA BRANCH, as Lender

By:

Title:

KBC BANK NV, as Lender

By:	/s/ Sandra T. Johnson

Title:	Managing Director

By:	/s/ Robert Snauffer

Title:	Managing Director